Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

March 23, 2015

among

GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED,

as the Borrower,

GENPACT LIMITED,

as Holdings,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Lender

-i-

SECTION 3.14.	Security Interests	23
SECTION 3.15.	PATRIOT Act and FCPA	23
SECTION 3.16.	OFAC	23

ARTICLE IV

Conditions

SECTION 4.01.	Closing Date	23

ARTICLE V

Affirmative Covenants

SECTION 5.01.	[Reserved]	25
SECTION 5.02.	Notice of Material Events	25
SECTION 5.03.	Existence; Conduct of Business	25
SECTION 5.04.	Payment of Obligations	25
SECTION 5.05.	[Reserved]	25
SECTION 5.06.	[Reserved]	25
SECTION 5.07.	Compliance with Laws; Compliance with Agreements	25
SECTION 5.08.	Use of Proceeds	25
SECTION 5.09.	Covenant to Give Security	26
SECTION 5.10.	Further Assurances	26

ARTICLE VI

Negative Covenants

SECTION 6.01.	Liens	26

ARTICLE VII

Events of Default

ARTICLE VIII

[Reserved]

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	29
SECTION 9.02.	Waivers; Amendments	30
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	30
SECTION 9.04.	Assignments by the Lender	31
SECTION 9.05.	Survival	32
SECTION 9.06.	Counterparts; Integration; Effectiveness	32
SECTION 9.07.	Severability	32
SECTION 9.08.	Right of Setoff	32

-ii-

SECTION 9.09.		Governing Law; Jurisdiction; Consent to Service of Process	33
SECTION 9.10.		WAIVER OF JURY TRIAL	33
SECTION 9.11.		Headings	34
SECTION 9.12.		Confidentiality	34
SECTION 9.13.		USA PATRIOT Act	34
SECTION 9.14.		Interest Rate Limitation	35
SECTION 9.15.		No Fiduciary Duty	35
SECTION 9.16.		Agent for Service of Process	35
SECTION 9.17.		Judgment Currency	36

SCHEDULES:

Schedule 3.01(b)	–	Loan Parties
Schedule 4.01(b)	–	Collateral Documents
Schedule 4.01(c)	–	Local Counsel
Schedule 5.08	–	Step Plan
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A	–	Form of Guarantee Agreement
Exhibit B	–	Form of Borrowing Request

-iii-

EXECUTION VERSION

CREDIT AGREEMENT (this “Agreement”) dated as of March 23, 2015 among GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED, an exempted limited liability company organized under the laws of Bermuda (the “Borrower”), GENPACT LIMITED, an exempted limited liability company organized under the laws of Bermuda (“Holdings”), and MORGAN STANLEY SENIOR FUNDING, INC., as lender (the “Lender”).

WHEREAS, the Borrower has requested that the Lender extend credit on the Closing Date in the form of a Loan in an aggregate principal amount of $737,500,000; and

WHEREAS, the Lender is willing to make the Loan on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Act” has the meaning assigned to such term in Section 9.13.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Rate” means 2.00% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its consolidated Subsidiaries, including the notes thereto.

“Authorized Representative” means any Responsible Officer or other authorized signatory of a Loan Party.

“Bermuda Account Pledge Agreement” means that certain Account Pledge Agreement dated as of March 23, 2015 among the Borrower, as Pledgor, and the Lender, as Secured Party.

“Bermuda Controlled Account” means the demand deposit account with the account number set forth in the Perfection Certificate held by the Borrower with Bank of America, N.A. in the name of the Borrower and any successor or replacement account.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation and (b) with respect to any other Person, the board of directors or other similar body and (except if used in the definition of “Change in Control”) committee or Person of such Person serving a similar function.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing Amount” has the meaning assigned to such term in Section 2.01.

“Borrowing Request” means a request by the Borrower for the Loan in accordance with Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Closing Date, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Closing Date that would appear on a balance sheet of such Person prepared as of such date.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors and GE becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the common Equity Interests of Holdings, or other Equity Interests (that carry unconditional or conditional entitlements to vote on the appointment of directors or equivalent officers; provided that in the case of any such conditional entitlements, such Equity Interests shall only be included within this clause (a) upon and with effect from the time when the applicable conditions to such entitlements are satisfied) of Holdings at any time;

(b) during any period of 24 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of the Board of Directors of Holdings or equivalent governing body on the first day of such period, (ii) whose election or nomination to the Board of Directors of Holdings or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors of Holdings or equivalent governing body or (iii) whose election or nomination to the Board of Directors of Holdings or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors of Holdings or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii) any individual whose initial nomination for, or assumption of office as, a member of the Board of Directors of Holdings or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors of Holdings); or

(c) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.13(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Closing Date” means the date on which the conditions specified in Article IV of this Agreement are satisfied.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” or any equivalent term as defined in any Collateral Document.

“Collateral Documents” means, collectively, the Bermuda Account Pledge Agreement, the Luxembourg Account Pledge Agreement, the Singapore Account Charge and each of the collateral assignments, security agreements, pledge agreements, subordination agreements, instruction letters or other similar agreements and all supplements with respect to the foregoing delivered to the Lender pursuant to Section 5.09 or otherwise required (whether as of the Closing Date or thereafter) by any of the foregoing agreements, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender to secure the Obligations.

“Commitment” means the commitment of the Lender to make a Loan pursuant to Section 2.01. The aggregate amount of the Lender’s Commitment as of the date hereof is $737,500,000.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Accounts” means each of the Bermuda Controlled Account, the Luxembourg Controlled Account and the Singapore Controlled Account.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.11(b).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset disposition so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset disposition event shall be subject to the prior repayment in full of the Loan and all other Obligations that are accrued and payable and the termination of the Commitment, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares if such Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the issuer has the option to pay such dividends solely in Qualified Equity Interests) or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a)-(d), prior to the date that is 91 days after the Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Empower India” means Empower Research Knowledge Services Private Limited, a limited liability company organized under the laws of India.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or the effect of Hazardous Materials on the environment or on health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Investors” means (a) Wells Fargo and Company and its Affiliates, (b) General Atlantic Partners, LLC and Oak Hill Capital Management, Inc. and (c) Bain Capital Partners, LLC and, in the case of each of clauses (a), (b) and (c), their respective affiliated funds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to any Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan or a cessation of operations by the Borrower or any ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of a Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Tax imposed on such recipient’s net income or profits (or any franchise Tax imposed in lieu of a Tax on net income or profits) by any jurisdiction (i) as a result of such recipient being organized in or having its principal office or applicable lending office located in such jurisdiction or (ii) as a result of any other present or former connection between such recipient and such jurisdiction (other than any connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document, and/or sold or assigned an interest in the Loan or any Loan Document), (b) any branch profits Taxes within the meaning of Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of the Lender, any U.S. Federal withholding Tax that is imposed on amounts payable to the Lender pursuant to a Law in effect on the Closing Date, (d) any withholding Tax that is attributable to a recipient’s failure to comply with Section 2.15(d) and (e) any U.S. Federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of August 30, 2012, among Genpact International, Inc., Headstrong Corporation and the Borrower, as the borrowers, Holdings, as holdings, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other parties thereto, as amended and restated from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or official interpretations thereof.

“FCPA” has the meaning assigned to such term in Section 3.15.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Fee Letter” means the fee letter, dated as of January 27, 2015, between Holdings, the Borrower, Headstrong Singapore and the Lender.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or controller of Holdings.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“GE” means General Electric Company, a New York corporation.

“Genpact Luxembourg” means Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) existing under the laws of the Grand Duchy of Luxembourg, with registered office at 12 F, rue Guillaume Kroll, L-1882 Luxembourg, having a share capital of $28,000 and registered with the Luxembourg trade and companies register under number B 131.149.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means Holdings and its Subsidiaries from time to time.

“Guarantee Agreement” means the Guarantee Agreement executed by the Guarantors, substantially in the form of Exhibit A.

“Guarantor” means each of Holdings, the Borrower, Genpact Luxembourg, Headstrong Singapore and any other Subsidiary (other than the Borrower) that at any time is the legal owner of a Controlled Account.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Headstrong Singapore” means Headstrong Consulting (Singapore) Pte Ltd, a limited liability corporation incorporated under the laws of Singapore.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person, other than intercompany items, in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, any purchase price adjustment or earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others of a type described in any of clauses (a) through (e) above or (g) through (j) below, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person under any Swap Agreement (with the “principal” amount of any Swap Agreement on any date being equal to the early termination value thereof on such date). The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“India Reorganization Transactions” has the same meaning set forth in the Existing Credit Agreement as of the date hereof.

“Information” has the meaning assigned to such term in Section 9.12.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning assigned to such term in the preamble hereto.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 9.01 or such other address or account as the Lender may from time to time notify to the Borrower.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” means a loan made to the Borrower pursuant to Section 2.01.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Collateral Documents, the Fee Letter and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors.

“Luxembourg Account Pledge Agreement” means that certain Account Pledge Agreement dated as of March 23, 2015 among Genpact Luxembourg, as Pledgor, and the Lender, as Secured Party.

“Luxembourg Controlled Account” means the demand deposit account with the account number set forth in the Perfection Certificate held by Genpact Luxembourg with Bank of America, N.A. in the name of Genpact Luxembourg and any successor or replacement account.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the properties, business, condition (financial or otherwise) or results of operations of the Group taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness (other than the Loan and any intercompany Indebtedness) of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.

“Maturity Date” means the date 14 days after the Closing Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” means all indebtedness (including interest, fees, and other amounts that, but for the filing of a petition in bankruptcy, insolvency, receivership or other similar proceeding with respect to any Loan Party, would have accrued on any Obligations, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Loan Parties to the Lender or its Affiliates, individually or collectively, existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents, in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding (including interest and fees which, but for the filing of a petition in bankruptcy with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest or fees in the related bankruptcy proceeding)).

“OFAC” has the meaning assigned to such term in Section 3.16.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or certificate of incorporation and/or memorandum and articles of association (or other constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary Taxes or any other excise, property or similar Taxes (except for Luxembourg registration duties payable in the case of registration by the Lender of any Loan Document when such registration is not required to enforce any rights of the Lender under the Loan Documents) arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate, dated the Closing Date, delivered by Holdings to the Lender.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Primary Currency” has the meaning assigned to such term in Section 9.17.

“Process Agent” has the meaning assigned to such term in Section 9.16.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment, including the abandonment, discarding, burying or disposal of barrels, containers or other receptacles containing any Hazardous Material.

“Responsible Officer” means the chief executive officer, president, any vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party (or the equivalent position) and solely for purposes of the delivery of incumbency certificates pursuant to Article IV, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Singapore Account Charge” means that certain Account Charge dated as of March 23, 2015 among Headstrong Singapore, as Chargor, and the Lender, as Lender.

“Singapore Controlled Account” means the demand deposit account with the account number set forth in the Perfection Certificate held by Headstrong Singapore with Bank of America, N.A. in the name of Headstrong Singapore and any successor or replacement account.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its Subsidiaries shall be a Swap Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) any so-called synthetic, off balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, deductions, charges or withholdings of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of the Loan on the Closing Date, the equity infusion of Empower India as set forth in Schedule 5.08 and the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“United States” and “U.S.” mean the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms in this Agreement and each other Loan Document shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement or any other Loan Document in which such references appear and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. [Reserved].

SECTION 1.04. Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II

The Credits

SECTION 2.01. Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make a Loan on the Closing Date to the Borrower in Dollars in an amount equal to $737,500,000 (such amount, the “Borrowing Amount”) by making immediately available funds to the Borrower’s account in an amount equal to the Borrowing Amount. Amounts repaid in respect of the Loan may not be reborrowed.

SECTION 2.02. [Reserved].

SECTION 2.03. Requests for the Loan. To request the Loan, the Borrower shall notify the Lender of such request not later than 11:00 a.m. on the day of the requested date of the borrowing of the Loan. The Borrowing Request shall be irrevocable and shall be in a form attached hereto as Exhibit B and signed by the Borrower. The Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Loan;

(ii) the date of the Loan, which shall be a Business Day; and

(iii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of the Loan. The Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Borrower designated by the Borrower for such purpose by notice to the Lender. The Lender may, at its option, make the Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of the Lender to make the Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

SECTION 2.07. Termination and Reduction of Commitment. The Commitment shall terminate upon the earlier of the making of the Loan and 5:00 p.m., New York City time, on the Closing Date.

SECTION 2.08. Repayment of the Loan; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Loan made to the Borrower on the Maturity Date in Dollars.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c) The entries made in the accounts maintained pursuant to clause (b) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement.

SECTION 2.09. Prepayment of the Loan.

(a) Optional Prepayments.

(i) The Borrower shall have the right at any time and from time to time to prepay the Loan, without premium or penalty, subject to prior notice in accordance with clause (a)(ii) of this Section 2.09, not later than 2:00 p.m., New York City time, on the date of such prepayment.

(ii) The Borrower shall notify the Lender by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment.

SECTION 2.10. Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest.

(a) The Loan shall bear interest at the Applicable Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Loan as provided in the preceding clauses of this Section 2.11 (the “Default Rate”).

(c) Accrued interest on the Loan shall be payable in arrears on the Maturity Date; provided that (i) interest accrued pursuant to clause (b) of this Section 2.11 shall be payable on demand and (ii) in the event of any prepayment of the Loan, accrued interest on the principal amount prepaid shall be payable on the date of such prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days.

SECTION 2.12. [Reserved].

SECTION 2.13. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender;

(ii) subject the Lender to any additional Tax (other than any Other Taxes or Indemnified Taxes indemnified under Section 2.15, and any Excluded Taxes) with respect to any Loan Document; or

(iii) impose on the Lender any other condition affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loan or of maintaining its obligation to make the Loan or to increase the cost to the Lender or to reduce the amount of any sum received or receivable by the Lender hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by the Lender to be material in the context of its making of extensions of credit under this Agreement, then, upon the request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time, upon the request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the Lender) after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 135 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. [Reserved].

SECTION 2.15. Taxes.

(a) Any and all sums payable by or on account of any Loan Party under any Loan Document to the Lender shall be made free and clear of and without deduction for any Taxes, unless required by applicable Law.

(b) If any applicable withholding agent shall be required by Law to deduct any Taxes from or in respect of any sum payable under any Loan Document, then (i) the applicable withholding agent shall make such deductions and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto in accordance with applicable Law, (ii) if the Tax in question is an Indemnified Tax or an Other Tax, the sum payable by the applicable Loan Party to the Lender shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.15) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (iii) within thirty days after paying any sum from which it is required by Law to make any deduction, and within thirty days after the due date of payment of any Tax which it is required by clause (i) above to pay, the Loan Party making such payments shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(c) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(d) The Lender shall, at such times as are reasonably requested by Holdings, provide Holdings with any documentation prescribed by Law or reasonably requested by Holdings certifying as to any entitlement of the Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to the Lender under any Loan Document. The Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 2.15(d)) obsolete, expired or inaccurate in any material respect, deliver promptly to Holdings updated or other appropriate documentation (including any new documentation reasonably requested by Holdings) or promptly notify Holdings in writing of its inability to do so.

Without limiting the foregoing:

(1) The Lender shall deliver to Holdings on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that the Lender is exempt from U.S. Federal backup withholding.

(2) If a payment made to the Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to Holdings at the time or times prescribed by law and at such time or times reasonably requested by Holdings such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Holdings as may be necessary for Holdings to comply with its FATCA obligations, to determine whether the Lender has or has not complied with the Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (2), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Notwithstanding any other provision of this Section 2.15(d), the Lender shall not be required to deliver any documentation that the Lender is not legally eligible to deliver.

(e) The Borrower shall indemnify the Lender within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Lender on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document, and any Other Taxes paid or payable by the Lender (including any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Lender shall be conclusive absent manifest error.

(f) If and to the extent the Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, then the Lender shall promptly pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Lender, agrees to repay the amount paid over to such Loan Party plus any penalties, interest or other charges imposed by the relevant Governmental Authority to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 2.15(f) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.13 or 2.15, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time prior to an exercise of remedies pursuant to Article VII (or prior to the date of termination of the Commitment in full and acceleration of the Loan pursuant to Article VII), insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder and (ii) second, towards payment of principal then due hereunder.

(c) After the exercise of remedies provided for in Article VII (or after the automatic termination of the Commitment and acceleration of the Loan pursuant to Article VII), any amounts received on account of the Obligations shall be applied by the Lender as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article II) payable to the Lender;

Second, to payment of that portion of the Obligations constituting interest on the Loan and other Obligations arising under the Loan Documents;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lender as of the Closing Date that:

SECTION 3.01. Organization; Powers; Subsidiaries; Equity Interests.

(a) Each of the Loan Parties (i) is duly organized, incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Set forth on Schedule 3.01(b) hereto is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party (if any) that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its organization. The copy of the charter or such other similar constitutional documents of the Borrower, Holdings and each other Loan Party provided pursuant to Article IV is a true and correct copy of each such document as of the Closing Date, each of which is valid and in full force and effect as of the Closing Date.

SECTION 3.02. Authorization; No Conflicts; Enforceability.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (except Liens created under the Loan Documents) under, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law.

(b) This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

SECTION 3.03. Governmental Approvals; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except, in each case, for (i) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect or as otherwise provided in the applicable Collateral Document and (ii) authorizations, approvals, actions, notices and filings, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. No Material Adverse Change. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. [Reserved].

SECTION 3.06. [Reserved].

SECTION 3.07. [Reserved].

SECTION 3.08. Compliance with Laws and Agreements. Each of the Loan Parties and their Subsidiaries is in compliance with all Laws of any Governmental Authority applicable to it or its property and all Contractual Obligations (excluding agreements governing Indebtedness) binding upon it or its property, except where (a) the failure to do so is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. Investment Company Status; Foreign Company Status. Neither the Borrower nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940. The Borrower is not registered as a foreign company in Singapore under Division 2 of Part XI of the Companies Act, Chapter 50 of Singapore and has not made any application to be so registered, as at the date of this Agreement.

SECTION 3.10. Taxes. Each of Holdings, the Borrower and their respective Subsidiaries has filed all Tax returns and reports required to have been filed (taking into account valid extensions) and has paid or caused to be paid all Taxes (including any Taxes payable in the capacity of a withholding agent) required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings (if such contest effectively suspends collection and enforcement of the contested obligation) and for which the Loan Parties or a Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the Closing Date, there is no current or proposed Tax audit, tax assessment, deficiency or other claim against Holdings, the Borrower or any Subsidiary that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.11. Solvency. As of the Closing Date, Holdings, on a consolidated basis with its Subsidiaries, is, and immediately after giving effect to the Transactions, will be, Solvent.

SECTION 3.12. [Reserved].

SECTION 3.13. Federal Reserve Regulations. No part of the proceeds of the Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

SECTION 3.14. Security Interests. The provisions of each Collateral Document are effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Lender; and upon the taking of all actions to be taken pursuant to the terms of the Collateral Documents, such Liens will constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties to the extent required by the Collateral Documents.

SECTION 3.15. PATRIOT Act and FCPA. Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Act and the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). No part of the proceeds of the Loan will be used, directly or indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, (ii) in violation of the Act or (iii) in violation of other applicable anti-terrorism laws, anti-money laundering laws and anti-corruption laws.

SECTION 3.16. OFAC. To the knowledge of Holdings, the Borrower, any director or officer of Holdings, the Borrower or any Subsidiary, no Loan Party or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loan or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligation of the Lender to make the Loan on the Closing Date is subject to each of the following conditions being satisfied on or prior to the Closing Date:

(a) The Lender (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Lender (which may include telecopy or electronic mail transmission in accordance with Section 9.01) that such party has signed a counterpart of this Agreement.

(b) The Lender (or its counsel) shall have received from each initial Guarantor either (i) a counterpart of the Guarantee Agreement signed on behalf of such Loan Party or (ii) written evidence reasonably satisfactory to the Lender (which may include telecopy or electronic mail transmission in accordance with Section 9.01 of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of the Guarantee Agreement, together with:

(i) a duly completed Perfection Certificate signed by Holdings; and

(ii) executed counterparts of the Collateral Documents identified on Schedule 4.01(b).

(c) The Lender shall have received the executed customary legal opinions of (i) Cravath, Swaine & Moore LLP, special New York counsel to the Loan Parties, (ii) Heather D. White, Vice President and Senior Legal Counsel of Holdings, and (iii) each of the local counsel set forth on Schedule 4.01(c) concerning the Loan Party and the Loan Documents, in each case, as applicable in the jurisdiction in which such local counsel is admitted to practice and in form and substance reasonably satisfactory to the Lender.

(d) The Lender shall have received such customary closing documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, Holdings and the other Loan Parties, the authorization of the Transactions, to the extent applicable, and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Lender and its counsel.

(e) The Lender shall have received such incumbency certificates and/or other certificates of Authorized Representatives of the Borrower, Holdings and each other Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Authorized Representative thereof authorized to act as an Authorized Representative in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party.

(f) The Lender shall have received a certificate attesting to the Solvency of Holdings and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from a Financial Officer of Holdings.

(g) The Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) The Lender’s receipt of such documents and other information (as the Lender may have requested at least five Business Days prior to the Closing Date) required under any applicable “know your customer” and/or anti-money laundering rules and regulations, including the Act, in connection with any of the Loan Documents.

(i) The Administrative Agent shall have received a certificate signed by a Responsible Officer of Holdings and the Borrower certifying that (i) the representations and warranties of the Borrower and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Closing Date, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date and (ii) at the time of and immediately after giving effect to the making of the Loan, no Default or Event of Default shall have occurred and be continuing.

ARTICLE V

Affirmative Covenants

Until the Commitment has expired or been terminated and the principal of and interest on the Loan and all fees payable hereunder shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lender that:

SECTION 5.01. [Reserved].

SECTION 5.02. Notice of Material Events. The Borrower will furnish to the Lender (for prompt notification to the Lender) prompt written notice after any Responsible Officer of Holdings or the Borrower obtains knowledge of the following:

(a) the occurrence of any continuing Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (b), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Payment of Obligations. Holdings will, and will cause each of its Subsidiaries to, pay or otherwise satisfy its Tax obligations (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted (if such contest effectively suspends collection and enforcement of the obligation (or Tax) in question) and (ii) the Loan Party or Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05. [Reserved].

SECTION 5.06. [Reserved].

SECTION 5.07. Compliance with Laws; Compliance with Agreements. Holdings will, and will cause each of its Subsidiaries to, (a) comply in all material respects with all Laws of any Governmental Authority applicable to it or its Property (including Environmental Laws) and (b) perform in all material respects its material Contractual Obligations (other than in respect of Indebtedness) to which it is a party, in each case except where the (i) failure to do so is being contested in good faith by appropriate proceedings diligently conducted or (ii) failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The Borrower will use all of the proceeds of the Loan in accordance with Schedule 5.08. No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Covenant to Give Security. Holdings and the Borrower shall (i) cause, at the Borrower’s expense, all of the proceeds of the Loan to be held (a) by Empower India or (b) in a Controlled Account that is subject at all times to a first priority perfected (or the equivalent under applicable law) Lien in favor of the Lender as security for the Obligations and under the sole dominion and control of the Lender, in each case at all times that any Obligations (other than contingent Obligations) are outstanding, and (ii) not permit any Controlled Account to be closed while any Obligations (other than contingent Obligations) are outstanding. Holdings and the Borrower, and each other Guarantor, acknowledge and agree that, at all times that any Obligations are outstanding, only the Lender and, subject to compliance with the immediately preceding sentence and subject to the terms of the applicable Collateral Document, the subsidiary in the name of which such Controlled Account is held shall have a right of withdrawal from the Controlled Accounts and any withdrawal of amounts in the Controlled Accounts shall be applied, in each case in accordance with this Agreement.

SECTION 5.10. Further Assurances. Promptly upon the reasonable request by the Lender, Holdings and the Borrower will, and will cause each other Loan Party to, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens and/or subordination intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

ARTICLE VI

Negative Covenants

SECTION 6.01. Liens. Holdings will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Controlled Account, other than (a) Liens securing the Obligations and (b) any Lien arising by reason of (i) operation of law or (ii) any statutory, common law or contractual provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution or relating to Liens on brokerage accounts.

ARTICLE VII

Events of Default

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on the Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or Section 5.03(a) (solely with respect to Holdings and the Borrower);

(e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Lender to Holdings;

(f) Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness hereunder), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;

(g) Holdings, the Borrower or any Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness (other than Indebtedness hereunder) or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the

Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) Holdings, the Borrower or any Significant Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against Holdings, the Borrower or any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days during which execution shall not be paid, bonded or effectively stayed;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien or security interest on any assets of Holdings, the Borrower or any Subsidiary under Sections 436(f) or 430(k) of the Code or under Section 4068 of ERISA;

(m) a Change in Control shall occur;

(n) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Document, in each case except solely as a result of any action of the Lender or the failure of the Lender to take any action within its control;

(o) any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or solely as a result of acts or omissions by the Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Commitment), or purports in writing to revoke or rescind any Collateral Document; or

(p) any guarantee purported to be created under the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of a Loan Party shall so assert;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately and (ii) declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

[Reserved]

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications to Holdings, the Borrower or the Lender provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the address, facsimile number or electronic mail address specified for such Person on Schedule 9.01, and all notices and other communications to Holdings, the Borrower or the Lender expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number specified for such Person on Schedule 9.01. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender, Holdings or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Holdings, the Borrower and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Holdings or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or the Borrower unless due to such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Agreement or in any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Lender and its Affiliates (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender (limited to the reasonable and documented fees, charges and disbursements of counsel for the Lender, which counsel shall be selected by the Lender (and, if the Lender reasonably deems it necessary, one local counsel in each applicable jurisdiction, regulatory counsel and one additional counsel for the affected parties in the event of a conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loan made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) The Borrower shall indemnify the Lender and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees selected by the Lender (and, if the Lender reasonably deems it necessary, one local counsel in each applicable jurisdiction and one additional counsel for each similarly situated group of affected Indemnitees in the event of an actual or perceived conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by the Borrower, any other Loan Party, their respective equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates, officers, directors, employees or Controlling Persons or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that this clause (d) shall in no way limit the Borrower’s indemnification obligations set forth in clauses (a) and (b) of this Section 9.03.

(d) All amounts due under this Section 9.03 shall be payable not later than 60 days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04. Assignments by the Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Article VII(a), (b), (h), (i) or (j) has occurred and is continuing at the time of such assignment,(2) such assignment is an assignment of the Loan to an Affiliate of the Lender or an Approved Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within ten (10) Business Days after having received notice thereof. From and after the effective date of any such assignment, the assignee shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.15 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a promissory note to the assignee.

SECTION 9.05. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the making of the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 2.13, 2.15 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that the Lender or any of its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the Laws of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that Holdings or the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Holdings and the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and each of the other Loan Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth herein shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or Holdings or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Headings. Article and section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be under a professional obligation to keep such Information confidential, in each case, on terms at least as restrictive as those set forth in this Section 9.12), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that to the extent practicable and permitted by Law and except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy, (d) to any other party hereto, (e) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower. For purposes of this Section 9.12, “Information” means all information received from or on behalf of Holdings or the Borrower or any Subsidiary relating to Holdings, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that (a) the Information may include material non-public information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.13. USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other

Loan Party and other information that will allow the Lender to identify the Borrower and each other Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on the Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding the Loan in accordance with applicable Law, the rate of interest payable in respect of the Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated and the interest and Charges payable to the Lender in respect of other loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 9.15. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Holdings, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between Holdings, the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) Holdings, the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) Holdings, the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings, the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) the Lender has no obligation to Holdings, the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower, the other Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to Holdings, the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, Holdings, the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16. Agent for Service of Process. Each of Holdings and the Borrower hereby agrees that service of process in any action or proceeding brought in any New York State court or Federal court may be made upon Heather White at her offices at Genpact International, Inc., 105 Madison Avenue, 2nd Floor, New York, NY 10016 (the “Process Agent”), and each of Holdings and the Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

SECTION 9.17. Judgment Currency. The obligation of any Loan Party party hereto in respect of any sum due from it in any currency (the “Primary Currency”) to the Lender under this Agreement or any other Loan Document shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in other currency, the Lender may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to the Lender in the applicable Primary Currency, each Loan Party party hereto agrees, as a separate obligation and notwithstanding any such judgment, to indemnify, within three Business Days of demand, the Lender against such loss, and if the amount of the applicable Primary Currency so purchased by the Lender exceeds such sum due to the Lender in the applicable Primary Currency, the Lender agrees to remit to such Loan Party the excess. To the fullest extent permitted by Law, each Loan Party party hereto waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency other than Dollars.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED, as the Borrower

By:	/s/ Heather White
Name:	Heather White
Title:	SVP and Assistant Secretary

[Signature Page to Credit Agreement]

GENPACT LIMITED, as Holdings

By:	/s/ Heather White
Name:	Heather White
Title:	SVP and Assistant Secretary

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Authorized Signatory

[Signature Page to Credit Agreement]